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                                                                                                                  Nicor Gas Company
                                                                                                                  Form 10-Q
                                                                                                                  Exhibit 12.01

                                                             Nicor Gas Company
                                      Computation of Consolidated Ratio of Earnings to Fixed Charges
                                                                (thousands)
                                            Twelve
                                         months ended                           Year Ended December 31
                                           March 31,     ----------------------------------------------------------------------
                                             2003            2002         2001           2000           1999           1998
                                         ------------    ------------  -----------   ------------   ------------   ------------
Earnings available to cover
   fixed charges:

    Net income                              $ 118,008      $ 109,139     $  98,806      $  12,584      $ 96,010       $ 94,119

    Add: Income taxes                          68,503         64,325        57,000            520        55,809         55,299

         Fixed charges                         36,309         36,711        45,431         44,863        38,917         44,870

         Allowance for funds used

            during construction                  (392)          (395)         (241)          (363)         (118)          (269)
                                          ------------   ------------   -----------   ------------   -----------   ------------
                                            $ 222,428      $ 209,780     $ 200,996      $  57,604     $ 190,618      $ 194,019
                                          ============   ============   ===========   ============   ===========   ============
Fixed charges:

    Interest on debt                        $  32,246      $  33,037     $  43,542      $  42,365     $  39,245      $  42,624

    Other interest charges and

      amortization of debt discount,

      premium, and expense, net                 4,063          3,674         1,889          2,498          (328)         2,246
                                          ------------   ------------   -----------   ------------   -----------   ------------
                                            $  36,309      $  36,711     $  45,431      $  44,863     $  38,917      $  44,870
                                          ============   ============   ===========   ============   ===========   ============

Ratio of earnings to fixed charges               6.13           5.71          4.42           1.28          4.90           4.32
                                          ============   ============   ===========   ============   ===========   ============
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